Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of the Immucor, Inc. on Forms S-8 (file numbers 333-131399, 033-62097, 333-90552, 333-109210, and 333-131902) of our report dated July 29, 2008, with respect to the financial statements of Bioarray Solutions, LTD. as of and for the year ended December 31, 2007 (which report expresses an unqualified opinion and contains an explanatory paragraph relating to going concern considerations) included in the Current Report on Form 8-K/A (Amendment No. 1) of Immucor, Inc.

Edison, New Jersey

October 20, 2008

/s/	Amper, Politziner & Mattia, LLP
formerly Amper, Politziner & Mattia, P.C.